Mail Stop 3561
								February 23, 2006



Mr. James M. Mullen
Chief Financial Officer
Jones Soda Co.
234 Ninth Avenue North
Seattle, Washington  98109


	Re:	Jones Soda Co
		Form 10-KSB for Fiscal Year Ended December 31, 2004
Filed March 30, 2005
		Forms 10-QSB for Fiscal Quarters Ended
      March 31, 2005, June 30, 2005 and September 30, 2005
      Filed May 16, 2005, August 12, 2005 and November 9, 2005
      Response Letter Dated January 12, 2006
		File No. 0-28820


Dear Mr. Mullen:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

								Sincerely,



								William Choi
								Branch Chief

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